Exhibit 99.2

Press Release

Contact: Robert V. Lardon

Vice President, Investor Relations

Harman International Industries, Incorporated

203.328.3500

robert.lardon@harman.com

August 10, 2012

HARMAN Updates FY13 Guidance Range

STAMFORD, CT – HARMAN, the leading global audio and infotainment group (NYSE: HAR), today updated its prior guidance for the fiscal year ending June 30, 2013, which was last updated on October 26, 2011. The guidance revision for both sales and earnings are adjusted from the October 26th targets due to the translation impact of the weaker euro. On a constant currency basis, the Company confirmed its previous guidance.

The Company noted that this guidance will be discussed today during its Fourth Quarter and Fiscal Year 2012 Results Investor and Analyst Call, for which details are provided below.

Guidance as of October 26, 2011 (FX = $1.35\€, 72M shares)

	HARMAN	Infotainment Division	Lifestyle Division	Professional Division
Fiscal Year 2013
Revenues	$4.55 – 4.8 billion	$2.5 - $2.65 billion	$1.375 - $1.45 billion	$675 - $700 million
Operating Profit		$185 - $205 million	$170 - $200 million	$115 - $130 million
Earnings Per Share	$3.75 - $4.00

Guidance as of August 10, 2012 (FX = $1.24\€, 69M shares)

	HARMAN	Infotainment Division	Lifestyle Division	Professional Division
Fiscal Year 2013
Revenues	$4.3 – 4.6 billion	$2.3 - $2.5 billion	$1.3 - $1.4 billion	$665 - $690 million
Operating Profit		$173 - $191 million	$166 - $196 million	$113 - $128 million
Earnings Per Share	$3.67 - $3.92

Press Release

Analyst and Investor Call-In Details

At 11:00 a.m. EDT on Friday, August 10, 2012, HARMAN’s management will host an analyst and investor conference call to discuss the fourth quarter and full year results, as well as the guidance update. Those who wish to participate via audio in the earnings conference call, scheduled at 11:00 a.m. EDT, should dial 1 (800) 269 0310 (U.S.) or +1 (303) 223 2680 (International) ten minutes before the call and reference HARMAN, Access Code: 21599087.

If you need technical assistance, call the toll-free Global Crossing Customer Care Line at 1 (800) 473 0602 (U.S.) or +1 (303) 446 4604 (International).

A replay of the call will also be available through October 10, 2012 at 1:00 p.m. EDT. To listen to the replay, dial 1 (800) 633 8284 (U.S.) or +1 (402) 977 9140 (International), Access Code: 21599087.

Forward-Looking Information

Except for historical information contained herein, the matters discussed in this release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. One should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to: (1) our ability to maintain profitability in our infotainment segment if there are delays in our product launches which may give rise to significant penalties and increased engineering expense; (2) the loss of one or more significant customers, or the loss of a significant platform with an automotive customer; (3) fluctuations in currency exchange rates, particularly with respect to the value of the U.S. Dollar and the Euro; (4) our ability to successfully implement our global footprint initiative, including achieving cost reductions and other benefits in connection with the restructuring of our manufacturing, engineering, procurement and administrative organizations; (5) fluctuations in the price and supply of raw materials including, without limitation, petroleum, copper, steel, aluminum, synthetic resins, rare metals and rare-earth minerals, or shortages of materials, parts and components; (6) the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; (7) our ability to attract and retain qualified senior management and to prepare and implement an appropriate succession plan for our critical organizational positions; (8) our failure to implement and maintain a comprehensive disaster recovery program; (9) our failure to comply with governmental rules and regulations, including the Foreign Corrupt Practices Act and U.S. export control laws, and the cost of compliance with such laws; (10) our ability to maintain a competitive technological advantage through innovation and leading product designs; (11) our failure to maintain the value of our brands and implementing a sufficient brand protection program; and (12) other risks detailed in Harman International Industries, Incorporated Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and other filings made by the Company with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement except as required by law.

HARMAN (www.harman.com) designs, manufactures and markets a wide range of audio and infotainment solutions for the automotive, consumer and professional markets – supported by 15 leading brands, including AKG, Harman Kardon, Infinity, JBL, Lexicon and Mark Levinson. The company is admired by audiophiles across multiple generations and supports leading professional entertainers and the venues where they perform. More than 20 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of about 13,400 people across the Americas, Europe and Asia, and reported sales of $4.4 billion for the fiscal year ended June 30, 2012. The Company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR.

HAR-C

© 2012 HARMAN International Industries, Incorporated. All rights reserved. Harman Kardon, Infinity, JBL, Lexicon and Mark Levinson are trademarks of HARMAN International Industries, Incorporated, registered in the United States and/or other countries. AKG is a trademark of AKG Acoustics GmbH, registered in the United States and/or other countries. Features, specifications and appearance are subject to change without notice.